This slide is not for distribution in isolation and must be
viewed in conjunction with the accompanying term sheet,
product supplement, underlying supplement, prospectus
supplement and prospectus, which further describe the
terms, conditions and risks associated with the notes.
Capped Return Enhanced Notes Linked to the Class A Common
Stock of LinkedIn Corporation due November 25, 2015

[GRAPHIC OMITTED]

The notes are designed for investors who seek a return of
twice the appreciation of the Common Stock of Ford Motor
Company up to a maximum return of 22.30% at maturity.
Investors should be willing to forgo interest and dividend
payments and, if the Final Stock Price is less than the
Initial Stock Price, be willing to lose some or all of
their principal. Any payment on the notes is subject to the
credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics

Reference Stock:
Upside Leverage Factor:
Maximum Return:

 Stock Return:
Initial Stock Price:
Final Stock Price:

Payment at Maturity:

Pricing Date:
Ending Averaging Dates:

Preliminary Termsheet

The common Stock, par value $0.0001 per Stock, of LinkedIn
Coporation
2.0
At least 22.30% .
For example, if the Stock Return is equal to or greater
than 11.15%, you will receive the Maximum Return of
22.30%, which entitles you to a maximum payment at maturity
of $1,223.00 per $1,000 principal amount
you hold. The actual Maxmium Return and the actual maxmium
payment at maturity will be determined on
the pricing date and will not be less than 22.30% or
$1,223.00 per $1,000 principal amount note,
respectively.
(Final Stock Price - Initial Stock Price) / Initial Stock
Price
The closing price of one share of the Reference Stock on
the pricing date
The arithmetic average of the closing prices of one share
of the Reference Stock on each of the Ending
Averaging Dates
If the Final Stock Price is greater than the Initial Stock
Price, at maturity you will receive a cash payment that
provides you with a return per $1,000 principal amount note
equal to the Stock Return multiplied by 2,
subject to the Maximum Return. Accordingly, if the Final
Stock Price is greater than the Initial Stock Price,
your payment at maturity per $1,000 principal amount note
will be calculated as follows:

$1,000 + [$1,000 [] (Stock Return x 2)] , subject to the
Maximum Return
If the Final Stock Price is equal to the Initial Stock
Price, you will receive the principal amount of your notes

at maturity.
Your investment will be fully exposed to any decline in the
Reference Stock. If the Final Stock Price is less
than the Initial Stock Price, you will lose 1% of the
principal amount of your notes for every 1% that the Final

Stock Price is less than the Initial Stock Price, and your
payment at maturity per $1,000 principal amount
note will be calculated as follows:
$1,000 + ($1,000 [] Stock Return)
You will lose some or all of your investment at maturity if
the Final Stock Price is less than the Initial Stock
Price.

May 15, 2015
November 16, 2015, November 17, 2015, November 18, 2015,
November 19, 2015, and November 20,
2015 (the Final Ending Averaging Date)
http://www.sec.gov/Archives/edgar/data/19617/00008910921500
4158/e64192fwp.htm

Please see the term sheet hyperlinked above for additional
information about the notes, including JPMS's estimated
value, which is the estimated value of the notes when the
terms are set.

Risk Considerations
The risks identified below are not exhaustive. Please see
the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss.
[] The appreciation potential of the notes is limited, and
you will not participate in any appreciation in the
Reference Stock above the Maximum Return.
[] Any payment on the notes is subject to the credit risk
of JPMorgan Chase and Co.
[] JPMorgan Chase and Co. and its affiliates play a variety
of roles in connection with the issuance of the notes,
including acting as calculation agent and hedging
JPMorgan Chase and Co.'s obligations under the notes. Their
interests may be adverse to your interests.
[] No ownership or dividend rights in the Reference Stock.
[] Lack of liquidity - J.P. Morgan Securities LLC ("JPMS")
intends to offer to purchase the notes in the secondary
market but is not required to do so. Even if there is
a secondary market, it may not provide enough liquidity to
allow you to trade or sell the notes easily.
[] No interest payments or dividend payments or voting
rights.
[] JPMS's estimated value does not represent the future
value of the notes and may differ from others' estimates.
[] JPMS's estimated value will be lower than the issue
price (price to the public) of the notes.
[] JPMS's estimated value is not determined by reference to
credit spreads for our conventional fixed rate debt.
[] Secondary market prices of the notes will likely be
lower than the price you paid for the notes and will be be
impacted by many economic and market factors.
[] The averaging convention used to calculate the Final
Stock Price could limit returns.
[] The anti-dilution protection for the reference stock is
limited and may be discretionary.

Hypothetical Return for the Notes at Maturity

[GRAPHIC OMITTED]

The following table illustrates the hypothetical total
return at maturity on the notes. The "total return" as used
herein is the number, expressed as a percentage, that
results from comparing the payment at maturity per $1,000
principal amount note to $1,000.
Each hypothetical total return or hypothetical payment at
maturity set forth above and below assumes an Initial Stock
Price of $200.00 and a Maximum Return of 22.30% . The
actual Maximum Return will be determined on the pricing
date and will not be less than 22.30% .

Hypothetical Examples of Amounts Payable at Maturity

Final Stock Price Stock Return Total Return
----------------- ------------ ------------
    360.00          80.00%       22.30%
    300.00          50.00%       22.30%
    280.00          40.00%       22.30%
    260.00          30.00%       22.30%
    250.00          25.00%       22.30%
    244.60          22.30%       22.30%
    222.30          11.15%       22.30%
    220.00          10.00%       20.00%
    205.00          2.50%        5.00%
----------------- ------------ ------------
    200.00          0.00%        0.00%
    190.00          -5.00%       -5.00%
    180.00          -10.00%      -10.00%
    170.00          -15.00%      -15.00%
    140.00          -30.00%      -30.00%
    120.00          -40.00%      -40.00%
    100.00          -50.00%      -50.00%
    20.00           -90.00%      -90.00%
    0.00           -100.00%     -100.00%

SEC Legend: JPMorgan Chase and Co. has filed a registration
statement (including a prospectus) with the SEC for any
offerings to which these materials relate. Before you
invest, you should read the prospectus in that registration
statement and the other documents relating to this offering
that JPMorgan Chase and Co. has filed with the SEC for more
complete information about JPMorgan Chase and Co. and this
offering. You may get these documents without cost by
visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any
dealer participating in the this offering will arrange to
send you the prospectus, the prospectus supplement as well
as any relevant product supplement, underlying supplement
and term sheet if you so request by calling toll-free
866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its
affiliates do not provide tax advice. Accordingly, any
discussion of U.S. tax matters contained herein (including
any attachments) is not intended or written to be used, and
cannot be used, in connection with the promotion, marketing
or recommendation by anyone unaffiliated with JPMorgan
Chase and Co. of any of the matters address herein or for
the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for
each investor, and the financial instruments described
herein may not be suitable for all investors. This
information is not intended to provide and should not be
relied upon as providing accounting, legal, regulatory or
tax advice. Investors should consult with their own
advisors as to these matters.
This material is not a product of J.P. Morgan Research
Departments. Filed pursuant to Rule 433 Registration
Statement No. 333-199966 Dated: May 12,2015